Exhibit 99.1

Rain Enhancement Technologies – Innovator in Rainfall Generation Technology –

to Become Publicly Traded through a Business Combination with Coliseum

Acquisition Corp.

•	Rain Enhancement Technologies, Inc. (“RET”) has entered into a business combination agreement with Coliseum Acquisition Corp.; once the business combination is completed, it is intended that the combined company will be listed on Nasdaq under the ticker symbol “RAIN.”
•	RET aims to develop, manufacture and commercialize ionization rainfall generation technology to provide additional rainfall for the energy, agriculture, logistics, transportation, decarbonization, and food industries, as well as supranational organizations, countries and localities.
•	The transaction values RET at a pre-closing valuation of $45 million.

NAPLES, FL and NEW YORK, NY June 26, 2024 – Rain Enhancement Technologies, Inc. (“RET” or the “Company”), an emerging company developing rainfall generation technology, and Coliseum Acquisition Corp. (NASDAQ:MITA) (“Coliseum”), a publicly traded special purpose acquisition company, today announced that they have entered into a business combination agreement. Upon closing, it is intended that the combined company will be listed on Nasdaq under the ticker symbol “RAIN.”

Water Supply and Demand Imbalance Worsening

Water scarcity is a pervasive challenge affecting primary components of global ecosystems such as energy, agriculture, logistics, transportation, decarbonization, and food. Almost two thirds of the world’s population experiences water scarcity for at least one month each year and the gap in supply of water and demand is expected to grow to 40% by 2030.

The compounding effects of water shortages are driving acceleration for solutions that are proven, scalable, sustainable and economical. In the U.S., states are using a portion of the funds allocated to them through the Infrastructure Investment and Jobs Act for cloudseeding projects. Cloudseeding projects are now under way in Texas, Utah, Colorado, Nevada, Idaho, New Mexico and California. Further, in 2022, the UAE spent $10.3B on desalination projects.

RET aims to develop, manufacture and commercialize ionization rainfall generation technology to provide additional rainfall for industries, supranational organizations, countries and localities. The Company’s ionization technology is rooted in simple, existing physics theory using natural conditions, and has robust datasets produced and evaluated during prior trials by third parties. In a six-year randomized third-party trial conducted from 2013 to 2018 in Oman, an ionization rainfall generation system generated an average of approximately 16% of additional rainfall, according to results published by the National Institute for Applied Statistics Research Australia (“NIASRA”), a third party research organization, in the International Statistical Review. RET has licensed the engineering designs for the equipment and systems used in the trials.

The Company’s commercial team has developed relationships with private organizations, country leaders and major agriculture companies to build a robust pipeline of potential customers. RET management believes the Company is well-positioned for the development, innovation, and scaling of its proprietary rainfall generation technology.

RET is led by Chris Riley, a veteran C-suite leader with experience spanning both public and private sector companies. Mr. Riley brings a wealth of leadership experience accumulated over more than three decades in various technology sectors, including IT, Cloud, Security, Automation and AI. Previously, he served as President, Worldwide Field Operations for DataRobot, as Chief Revenue Officer and Strategic Advisor to the CEO at Automation Anywhere, and in varying roles at Dell, Dell/EMC and EMC (NYSE: Dell, formerly NYSE: EMC), including President Americas Sales and Customer Operations, President Dell Technologies Select and SVP Global Alliances. During his tenure at Dell, Mr. Riley led the $20B+ Americas business through one of their largest and most successful technology acquisitions of all time. With a proven track record of driving revenue growth, expanding gross margins, and establishing lasting customer relationships and ecosystem partnerships, Mr. Riley is poised to lead RET into its next chapter of growth, innovation, global expansion, and market leadership.

RET has established a strategic roadmap and multiple vectors for development, innovation and enhancement. In addition to its exclusive license of certain relevant underlying IP, the Company intends to draw on the services of leading engineers, scientists, climatologists and experts in the water technology and rainfall generation space. Recent advancements in understanding cloud condensation nuclei and more precise weather forecasting serve as catalysts for increasing the potential enhancement of RET’s technology, creating even greater confidence in the efficacy of the ionization approach. This foundation is expected to empower RET’s management to swiftly establish commercial alliances with private industries and governments, while involving key stakeholders invested in ecosystem maintenance and restoration in water-stressed areas across the world.

“The world desperately needs enhanced water resources in order to meet massive and rapidly growing demand,” said Chris Riley, CEO of RET. “Entering into this agreement to merge with Coliseum represents a decisive step towards delivering on our vision to be a pioneering force in the water and climate adaptation space. RET aims to accelerate our growth plans and commercialize a robust rain enhancement platform, in part by leveraging the added financial strength we anticipate from going public.”

“We are confident that RET’s innovative rainfall ionization platform is uniquely positioned to meet the massive market demand from private industries and governments around the globe,” said Charles Wert, Chief Executive Officer of Coliseum. “With the necessary capital, we believe RET can successfully scale and lead this emerging and critical market sector.”

Transaction Overview

RET has a pre-closing valuation of $45 million

Coliseum had approximately $31 million in cash held in its trust account as of March 31, 2024. The balance remaining after redemptions and transaction expenses will be used for funding development, innovation and commercial scale.

The transaction is subject to customary closing conditions.

Management and Governance

RET’s management team, led by CEO Chris Riley, will continue to lead the public company following the transaction.

Advisors

TCF Law Group, PLLC is acting as legal counsel to RET.

White & Case LLP is acting as legal counsel to Coliseum.

About Rain Enhancement Technologies, Inc.

RET was founded to provide the world with reliable access to water, one of life’s most important resources. To achieve this mission, RET aims to develop, manufacture and commercialize ionization rainfall generation technology. This weather modification technology seeks to provide the world with reliable access to water, and transform business, society and the planet for the better.

About Coliseum Acquisition Corp.

Coliseum Acquisition Corp. is a special purpose acquisition company whose business purpose is to effectuate a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses.

Additional Information about the Business Combination and Where to Find it

In connection with the business combination, Rain Enhancement Technologies Holdco, a Massachusetts corporation (“Holdco”) intends to file with the U.S. Securities and Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”), which will include a preliminary proxy statement of Coliseum and a preliminary prospectus of Holdco, referred to as a proxy statement/prospectus. After the Registration Statement is declared effective by the SEC, the definitive proxy statement/prospectus will be sent to all Coliseum shareholders as of a record date established for voting at a meeting of Coliseum shareholders in connection with the business combination. Coliseum, RET and/or Holdco may also file other documents regarding the business combination with the SEC. This press release does not contain all the information that should be considered concerning the business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. Before making any voting or investment decision, investors, security holders of RET, Coliseum and other interested persons are urged to read the Registration Statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the business combination, as they become available because they will contain important information about the business combination.

Investors and security holders will be able to obtain free copies of the Registration Statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC, by Coliseum and RET through the website maintained by the SEC at www.sec.gov. The documents filed by Coliseum, RET and/or Holdco with the SEC also may be obtained free of charge upon written request to Coliseum at Coliseum Acquisition Corp., 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144.

Participants in the Solicitation

Coliseum, RET, Holdco and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies of Coliseum’s shareholders in connection with the Business Combination. A list of the names of such directors and executive officers, and information regarding their interests in the business combination and their ownership of Coliseum’s securities are, or will be, contained in Coliseum’s filings with the SEC, and such information and names of Rainwater’s directors and executive officers will also be in the Registration Statement.

Forward-Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements. Forward-looking statements generally are accompanied by words such as “will,” “continue,” “anticipate,” “expect,” “potential,” “aim,” “believe” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of RET’s and Coliseum’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be viewed any investor as, a guarantee, an assurance, a prediction or a definitive statement of factor probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions.

Many actual events and circumstances are beyond the control of Coliseum and RET. Some important factors that could cause actual results to differ materially from those in any forward-looking statements could include changes in domestic and foreign business, market, financial, political and legal conditions; the ability of the parties to successfully consummate the business combination; the ability to satisfy the conditions to the consummation of the business combination, including the approval of the business combination by Coliseum’s shareholders and the satisfaction of the minimum cash condition; the amount of redemption requests made by Coliseum’s public shareholders; the effect of the announcement and pendency of the business combination on RET’s business; RET’s ability to manage future growth; Holdco’s ability to meet the listing standards of Nasdaq; the failure to obtain, maintain, adequately protect, or enforce RET’s intellectual property rights; the numerous regulatory and legal requirements that RET will need to comply with to operate its business; the concentrated ownership Holdco’s stock in RET’s principal stockholders; and the other risks presented elsewhere herein. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. You should carefully consider the risk factors presented elsewhere herein along with the risks and uncertainties described in the “Risk Factors” section of Coliseum’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by Coliseum and RET and/or Holdco from time to time with the SEC, including the registration statement. There may be additional risks that neither Coliseum nor RET presently know or that Coliseum and RET currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

You are cautioned not to place undue reliance upon any forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made, based on information available as of the date of this press release, and such information may be inaccurate or incomplete. Coliseum and RET expressly disclaim any obligation or undertaking to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Information regarding performance by, or businesses associated with, RET’s management team or businesses associated with them is presented for informational purposes only. Past performance by RET’s management team and its affiliates is not a guarantee of future performance. Therefore, you should not place undue reliance on the historical record of the performance of RET’s management team or businesses associated with them as indicative of RET’s future performance of an investment or the returns RET will, or is likely to, generate going forward.

No Offer or Solicitation

This press release does not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange, or a recommendation to purchase, any securities in any jurisdiction, or the solicitation of any proxy, vote, consent or approval in any jurisdiction with respect to any securities or in connection with the business combination. There shall not be any offer, sale or exchange of any securities of RET or Coliseum in any jurisdiction where, or to any person to whom, such offer, sale or exchange may be unlawful under the laws of such jurisdiction prior to registration or qualification under the securities laws of any such jurisdiction.

Contacts:

Investors

RainwaterTechIR@icrinc.com

Media

RainwaterTechPR@icrinc.com